Exhibit 99.1

NEWS RELEASE	DATE: January 27, 2021

NASDAQ REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS;

DELIVERS STRONG GROWTH IN REVENUE AND EPS

•	2020 net revenues[1] were $2,903 million, an increase of 15% over 2019. Revenues in the Solutions segments[2] increased 11%, while Market Services revenues increased 21% due to elevated trading volumes.

•

Fourth quarter 2020 net revenues were $788 million, an increase of 22% over the fourth quarter of 2019. Compared to the prior year period, Solutions segments revenues increased 18% while Market Services revenues increased 29%.

•

Annualized Recurring Revenue (ARR)[3] was $1,577 million in the fourth quarter of 2020, an increase of 9% from the prior year period, and the Solutions segments SaaS revenue increased 11% compared to the prior year period.

•

2020 GAAP diluted earnings per share was $5.59, an increase of 21% compared to $4.63 in 2019, while fourth quarter 2020 GAAP earnings per share was $1.34, an increase of 11% compared to $1.21 in the fourth quarter of 2019.

•

2020 non-GAAP[4] diluted earnings per share was $6.18, an increase of 24% compared to $5.00 in 2019, while fourth quarter 2020 non-GAAP diluted earnings per share of $1.60 increased 24% from $1.29 in the fourth quarter of 2019.

•	At Nasdaq’s 2020 Investor Day, the company provided updates to its strategy, operations, and objectives.

•	Nasdaq announced the pending acquisition of Verafin in the fourth quarter of 2020, which is expected to expand the company’s anti-financial crime franchise while increasing growth potential.

New York, NY - Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the fourth quarter of 2020 and full year 2020.

2020 net revenues were $2,903 million, an increase of $368 million, or 15%, from $2,535 million in the prior year period. The full year increase in net revenues included a $350 million positive impact from organic growth, a $14 million positive impact from changes in foreign exchange rates and a $4 million positive net impact from acquisitions and divestitures.

Fourth quarter 2020 net revenues were $788 million, an increase of $142 million, or 22%, from $646 million in the prior year period. Net revenues reflected a $126 million positive impact from organic growth, a $13 million increase from the impact of favorable changes in foreign exchange rates and a $3 million increase from the inclusion of revenues from acquisitions.

“Our record fourth quarter and full year results attest to Nasdaq’s continuing ability to address the needs of our clients in a capital markets environment characterized by elevated trading, strong IPO activity and rising index valuations, made possible by both our resilient, scalable technology and the flexibility our team exhibited in effectively delivering for clients against a pandemic-impacted backdrop,” said Adena Friedman, President and CEO, Nasdaq. “Despite meeting many near-term challenges in 2020, I am incredibly pleased that Nasdaq was also able to accelerate our progress as an advanced technology and analytics provider to the financial industry with our announced acquisition of Verafin, a SaaS technology provider specializing in combating fraud and money laundering. Together with Verafin, we believe that Nasdaq will become a leading provider of anti-financial crime technology, while also raising our long-term organic growth potential.”

GAAP operating expenses were $470 million in the fourth quarter of 2020, an increase of $84 million from $386 million in the fourth quarter of 2019. The increase primarily reflects higher merger and strategic expense, higher compensation and benefits expense, higher general, administrative and other costs and higher professional fees. GAAP operating expense in the fourth quarter of 2020 also included a $25 million reserve in general, administrative and other costs related to an expected loss on a Market Technology implementation project.

Non-GAAP operating expenses were $406 million in the fourth quarter of 2020, an increase of $71 million, or 21%, compared to the fourth quarter of 2019. This increase reflects a $53 million, or 16%, organic increase over the prior year period. Excluding the reserve related to the Market Technology implementation project of $25 million, the organic increase was $28 million, or 8%. The $28 million increase was primarily driven by performance-linked compensation and other variable expenses resulting from higher than expected revenues during the period. The remainder of the $53 million increase reflects a $12 million increase from the impact of unfavorable changes in foreign exchange rates and a $6 million increase from the impact of acquisitions.

“As we look back on 2020, Nasdaq continued to demonstrate the resiliency of the business and our balance sheet,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “The company generated over $1 billion of free cash flow, allowing us to continue to reinvest in our business and our people, increase the dividend and execute on our share repurchase plan. During the year, we also refinanced a portion of our debt at favorable interest rates and completed the majority of the funding for the upcoming closing of the acquisition of Verafin, which we expect to occur in the first quarter of 2021. From a personal standpoint, it has been a privilege to serve this iconic organization over the last five years and work with this outstanding team. As previously announced, Ann Dennison will become the CFO upon my retirement at the end of February, and I know Nasdaq and its stakeholders will be well-served by her considerable capabilities and dedication to the company’s mission.”

On a GAAP basis, net income in the fourth quarter of 2020 was $224 million, or diluted EPS of $1.34, compared to $202 million, or $1.21 per diluted share, in the fourth quarter of 2019.

On a non-GAAP basis, net income in the fourth quarter of 2020 was $268 million, or $1.60 per diluted share, compared to $215 million, or $1.29 per diluted share, in the fourth quarter of 2019.

At December 31, 2020, the company had cash and cash equivalents of $2,745 million and total debt of $5,541 million, resulting in net debt of $2,796 million. This compares to total debt of $3,387 million and net debt of $3,055 million at December 31, 2019. As of December 31, 2020, there was $410 million remaining under the board authorized share repurchase program.

INITIATING 2021 NON-GAAP EXPENSE AND TAX GUIDANCE5

The company is initiating its 2021 non-GAAP operating expense guidance to a range of $1,550 to $1,620 million. The 2021 guidance midpoint reflects a 3% increase due to organic growth, as well as the impacts of foreign exchange rates and merger and acquisition activity, including the Verafin acquisition, which is expected to close in the first quarter of 2021.

Nasdaq expects its 2021 non-GAAP tax rate to be in the range of 25.0% to 27.0%.

BUSINESS HIGHLIGHTS

Market Services - Net revenues were a record $291 million in the fourth quarter of 2020, an increase of $66 million, or 29%, compared to the fourth quarter of 2019.

Equity Derivative Trading and Clearing - Net revenues were $92 million in the fourth quarter of 2020, up $19 million from the fourth quarter of 2019. The increase reflects higher U.S. industry trading volumes, partially offset by a lower U.S. net capture rate.

Cash Equity Trading - Net revenues were $105 million in the fourth quarter of 2020, up $40 million from the fourth quarter of 2019. The increase primarily reflects higher U.S. industry trading volumes, a higher U.S. net capture rate, higher European value traded and higher European market share, partially offset by lower overall U.S. matched market share.

Fixed Income and Commodities Trading and Clearing - Net revenues were $16 million in the fourth quarter of 2020, an increase of $1 million from the fourth quarter of 2019. The increase was driven primarily by a $1 million favorable impact from changes in foreign exchange rates.

Trade Management Services - Revenues were $78 million in the fourth quarter of 2020, an increase of $6 million from the fourth quarter of 2019, primarily due to increased demand for connectivity services.

Corporate Platforms - Revenues were $144 million in the fourth quarter of 2020, up $15 million, or 12%, compared to the fourth quarter of 2019.

Listing Services - Revenues were $88 million in the fourth quarter of 2020, an increase of $11 million from the fourth quarter of 2019. The increase was primarily driven by higher U.S. listing revenues due to an increase in the overall number of listed companies, higher Nasdaq Private Market revenues and a $2 million favorable impact from changes in foreign exchange rates.

IR & ESG Services - Revenues were $56 million in the fourth quarter of 2020, an increase of $4 million from the fourth quarter of 2019, primarily due to increases in demand for governance and advisory services.

Investment Intelligence - Revenues were $247 million in the fourth quarter of 2020, up $53 million, or 27%, compared to the fourth quarter of 2019.

Market Data - Revenues were $104 million in the fourth quarter of 2020, up $8 million from the fourth quarter of 2019, with growth in U.S. proprietary products from new sales, including continued expansion geographically, and an increase in shared tape plan revenues.

Index - Revenues were $97 million in the fourth quarter of 2020, up $40 million, or 70%, from the fourth quarter of 2019. The increase was primarily driven by higher licensing revenues from higher average assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes and higher licensing revenues from futures trading linked to the Nasdaq 100 Index.

Analytics - Revenues were $46 million in the fourth quarter of 2020, up $5 million from the fourth quarter of 2019, primarily due to the acquisition of Solovis and growth in eVestment.

Market Technology - Revenues were $106 million in the fourth quarter of 2020, up $8 million, compared to the fourth quarter of 2019. The increase is primarily due to higher SaaS revenues as well as a $4 million favorable impact from changes in foreign exchange rates.

CORPORATE HIGHLIGHTS

•

Nasdaq’s Market Services segment sets new highs in U.S. option and European equity trading in 2020. In the fourth quarter of 2020, Nasdaq’s U.S. options market set a quarterly record of 741 million contracts traded, an increase of 71% year over year. 2020 was also the first year Nasdaq led all exchanges in total volume traded for options (inclusive of both multiply-listed equity options and index option products), building upon what is now an 11th consecutive year leading in multiply-listed equity options market share. Nasdaq also established a new decade-high annual market share of 78% in Nordic equity trading during 2020, including 79% in the fourth quarter of 2020.

•

ETP assets under management tracking Nasdaq indexes and derivative product volume tracking Nasdaq indexes each set new quarterly records. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary indexes totaled $359 billion as of December 31, 2020, an increase of 54% compared to December 31, 2019, while the number of futures and options on futures contracts tracking Nasdaq indexes executed in the period totaled 90.2 million, an increase of 151% from 36.0 million in the fourth quarter of 2019. Net inflows into new products that launched in the fourth quarter of 2020 exceeded $1 billion, driven primarily by strong initial interest in the Invesco QQQ Innovation suite.

•

The Nasdaq Stock Market led U.S. exchanges for IPOs during 2020. During 2020, the Nasdaq Stock Market led U.S. exchanges with a 67% total win rate, including a 83% win rate among operating companies[6] and a 53% win rate among special purpose acquisition companies. The Nasdaq Stock Market welcomed 316 IPOs in 2020 representing $81 billion in capital raised, first amongst U.S. exchanges, including 18 of the top 30 operating company IPOs by capital raised. New listings in 2020 included 20 companies switching their listings from NYSE to join Nasdaq, representing an aggregate of $282 billion in global equity market capitalization and included AstraZeneca, Keurig Dr Pepper, American Electric Power and Opendoor Technologies. In the fourth quarter of 2020, The Nasdaq Stock Market welcomed 199 new U.S. listings with 142 IPOs, including Airbnb, Wish and Array Technologies.

•

Nasdaq announces acquisition of Verafin, creating a global leader in fighting financial crime. On November 19, 2020, Nasdaq announced an agreement to acquire Verafin. The combination is expected to bring together Verafin’s comprehensive suite of anti-financial crime management products with Nasdaq’s reach and established regulatory technology leadership to create a global SaaS leader in the fight against financial crime. Based in St. John’s, Newfoundland and Labrador and founded in 2003, Verafin provides a cloud-based platform to detect, investigate, and report money laundering and financial fraud to more than 2,000 financial institutions in North America. The acquisition is expected to close in the first quarter of 2021.

•

Nasdaq to advance diversity through proposed new listing rule. Nasdaq filed a new proposed U.S. listing rule with the U.S. Securities and Exchange Commission (SEC) that seeks to standardize disclosure of board-level diversity statistics through a consistent disclosure framework. The proposal includes disclosure of either the recommended minimum diversity goal of two diverse directors or an explanation, and is subject to SEC approval.

[1]	Represents revenues less transaction-based expenses.
[2]	Constitutes revenues from Market Technology, Investment Intelligence and Corporate Platforms segments.
[3]

Annualized Recurring Revenue (ARR) for a given period is the annualized revenues derived from contracted termed subscription contracts. This excludes contracts that are not recurring and are one time in nature. ARR is. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

[4]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.
[5]

U.S. GAAP operating expense and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

[6]	Operating companies exclude special purpose acquisition companies and when a special purpose acquisition company completes an acquisition.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income, non-GAAP operating expenses, and non-GAAP EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, ability to transition to new business models, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, the impact of the COVID-19 pandemic on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

MEDIA RELATIONS CONTACT: Joseph Christinat +1.646.441.5121 joseph.christinat@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Market Services	$966	$958	$644	$3,832	$2,639
Transaction-based expenses:
Transaction rebates	(503)	(518)	(315)	(2,029)	(1,327)
Brokerage, clearance and exchange fees	(172)	(181)	(104)	(695)	(400)

Total Market Services revenues less transaction-based expenses	291	259	225	1,108	912
Corporate Platforms	144	132	129	530	496
Investment Intelligence	247	238	194	908	779
Market Technology	106	86	98	357	338
Other Revenues	—	—	—	—	10

Revenues less transaction-based expenses	788	715	646	2,903	2,535

Operating Expenses:
Compensation and benefits	205	198	189	786	707
Professional and contract services	40	38	28	137	127
Computer operations and data communications	42	39	35	151	133
Occupancy	26	29	25	107	97
General, administrative and other	43	13	30	142	125
Marketing and advertising	19	7	10	39	39
Depreciation and amortization	53	51	47	202	190
Regulatory	8	2	8	24	31
Merger and strategic initiatives	22	1	5	33	30
Restructuring charges	12	11	9	48	39

Total operating expenses	470	389	386	1,669	1,518

Operating income	318	326	260	1,234	1,017
Interest income	—	—	2	4	10
Interest expense	(24)	(24)	(28)	(101)	(124)
Net gain on divestiture of business	—	—	—	—	27
Other income	—	1	4	5	5
Net income (loss) from unconsolidated investees	(27)	54	14	70	84

Income before income taxes	267	357	252	1,212	1,019
Income tax provision	43	93	50	279	245

Net income attributable to Nasdaq	$224	$264	$202	$933	$774

Per share information:
Basic earnings per share	$1.36	$1.61	$1.23	$5.67	$4.69

Diluted earnings per share	$1.34	$1.58	$1.21	$5.59	$4.63

Cash dividends declared per common share	$0.49	$0.49	$0.47	$1.94	$1.85

Weighted-average common shares outstanding for earnings per share:
Basic	164.5	164.2	164.5	164.4	164.9
Diluted	167.3	167.5	166.8	166.9	167.0

Nasdaq, Inc.

Revenue Detail

(in millions)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$357	$317	$211	$1,258	$816
Transaction-based expenses:
Transaction rebates	(243)	(214)	(124)	(828)	(477)
Brokerage, clearance and exchange fees	(22)	(19)	(14)	(76)	(47)

Total net equity derivative trading and clearing revenues	92	84	73	354	292

Cash Equity Trading Revenues	514	550	345	2,211	1,462
Transaction-based expenses:
Transaction rebates	(259)	(303)	(191)	(1,200)	(847)
Brokerage, clearance and exchange fees	(150)	(162)	(89)	(618)	(352)

Total net cash equity trading revenues	105	85	65	393	263

Fixed Income and Commodities Trading and Clearing Revenues	17	15	16	64	70
Transaction-based expenses:
Transaction rebates	(1)	(1)	—	(1)	(3)
Brokerage, clearance and exchange fees	—	—	(1)	(1)	(1)

Total net fixed income and commodities trading and clearing revenues	16	14	15	62	66

Trade Management Services Revenues	78	76	72	299	291

Total Net Market Services revenues	291	259	225	1,108	912

CORPORATE PLATFORMS REVENUES
Listings Services revenues	88	79	77	316	296
IR & ESG Services revenues	56	53	52	214	200

Total Corporate Platforms revenues	144	132	129	530	496

INVESTMENT INTELLIGENCE REVENUES
Market Data revenues	104	107	96	409	398
Index revenues	97	86	57	324	223
Analytics revenues	46	45	41	175	158

Total Investment Intelligence revenues	247	238	194	908	779

MARKET TECHNOLOGY REVENUES	106	86	98	357	338
OTHER REVENUES	—	—	—	—	10

REVENUES LESS TRANSACTION-BASED EXPENSES	$788	$715	$646	$2,903	$2,535

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	December 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,745	$332
Restricted cash and cash equivalents	37	30
Financial investments	195	291
Receivables, net	566	422
Default funds and margin deposits	3,942	2,996
Other current assets	175	219

Total current assets	7,660	4,290
Property and equipment, net	475	384
Goodwill	6,850	6,366
Intangible assets, net	2,255	2,249
Operating lease assets	381	346
Other non-current assets	358	289

Total assets	$17,979	$13,924

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$175	$148
Section 31 fees payable to SEC	224	132
Accrued personnel costs	227	188
Deferred revenue	235	211
Other current liabilities	121	161
Default funds and margin deposits	3,942	2,996
Short-term debt	—	391

Total current liabilities	4,924	4,227
Long-term debt	5,541	2,996
Deferred tax liabilities, net	502	552
Operating lease liabilities	389	331
Other non-current liabilities	187	179

Total liabilities	11,543	8,285

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,547	2,632
Common stock in treasury, at cost	(376)	(336)
Accumulated other comprehensive loss	(1,368)	(1,686)
Retained earnings	5,628	5,027

Total Nasdaq stockholders’ equity	6,433	5,639
Noncontrolling interests	3	—

Total equity	6,436	5,639

Total liabilities and equity	$17,979	$13,924

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
U.S. GAAP net income attributable to Nasdaq	$224	$264	$202	$933	$774
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	26	25	103	101
Merger and strategic initiatives (2)	22	1	5	33	30
Restructuring charges (3)	12	11	9	48	39
Net gain on divestiture of business (4)	—	—	—	—	(27)
Net (income) loss from unconsolidated investee (5)	27	(55)	(14)	(70)	(82)
Extinguishment of debt (6)	—	—	—	36	11
Charitable donations (7)	—	—	—	17	—
Provision for notes receivable (8)	—	6	—	6	20
Other (9)	4	(1)	8	8	17

Total non-GAAP adjustments	91	(12)	33	181	109
Non-GAAP adjustment to the income tax provision (10)	(44)	4	(19)	(77)	(43)
Excess tax benefits related to employee share-based compensation	(3)	—	(1)	(6)	(5)

Total non-GAAP adjustments, net of tax	44	(8)	13	98	61
Non-GAAP net income attributable to Nasdaq	$268	$256	$215	$1,031	$835

U.S. GAAP diluted earnings per share	$1.34	$1.58	$1.21	$5.59	$4.63
Total adjustments from non-GAAP net income above	0.26	(0.05)	0.08	0.59	0.37

Non-GAAP diluted earnings per share	$1.60	$1.53	$1.29	$6.18	$5.00

Weighted-average diluted common shares outstanding for earnings per share:	167.3	167.5	166.8	166.9	167.0

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)	For the year ended December 31, 2019, represents the pre-tax gain on the sale of the BWise enterprise governance, risk and compliance software platform.
(5)

Primarily represents the earnings and losses recognized from our equity interest in the Options Clearing Corporation, or OCC. We will continue to exclude the earnings and losses related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment may vary significantly compared to prior years. This will provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(6)

For the year ended December 31, 2020, this represents a charge recorded in connection with the early extinguishment of our 3.875% senior unsecured notes and for the year ended December 31, 2019, this represents a charge recorded in connection with the early extinguishment of our 5.55% senior unsecured notes. These charges primarily related to a premium paid for early redemption. These charges are recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(7)

For 2020 represents charitable donations made to the Nasdaq Foundation, COVID-19 response and relief efforts and social justice charities recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(8)

For the three months ended September 30, 2020 and years ended December 31, 2020 and 2019 a provision for notes receivable associated with the funding of technology development for the consolidated audit trail recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(9)

For 2020 primarily includes charges associated with duplicative rent and impairment of leasehold assets related to our global headquarters move recorded in occupancy and depreciation and amortization expense in our Condensed Consolidated Statements of Income, and the reversal of a regulatory fine issued by the Swedish Financial Supervisory Authority, or SFSA, recorded in regulatory expense in our Condensed Consolidated Statements of Income. The reversal of the regulatory fine is also included in the three months ended September 30, 2020 and duplicative rent and impairment of leasehold assets related to our global headquarters move is also included in the three months ended December 31, 2020 and September 30, 2020. For 2019 primarily includes a tax reserve for certain prior year examinations recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income, and certain litigation costs which are recorded in professional and contract services expense in our Condensed Consolidated Statements of Income.

(10)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. In addition, for the three months and year ended December 31, 2020, we recorded a tax benefit related to favorable audit settlements, a release of tax reserves due to statute of limitation expiration, partially offset with an increase to certain tax reserves related to certain tax filings. For the year ended December 31, 2020, we also recorded a tax benefit on compensation related deductions determined to be allowable. For the three months and year ended December 31, 2019, we also recorded a tax benefit primarily related to an adjustment to the 2018 federal and state tax returns and for the year ended December 31, 2019 we also recorded a benefit related to capital distributions from the OCC.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
U.S. GAAP operating income	$318	$326	$260	$1,234	$1,017
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	26	25	103	101
Merger and strategic initiatives (2)	22	1	5	33	30
Restructuring charges (3)	12	11	9	48	39
Extinguishment of debt (4)	—	—	—	36	11
Charitable donations (5)	—	—	—	17	—
Provision for notes receivable (6)	—	6	—	6	20
Other (7)	4	(1)	12	12	22

Total non-GAAP adjustments	64	43	51	255	223

Non-GAAP operating income	$382	$369	$311	$1,489	$1,240

Revenues less transaction-based expenses	$788	$715	$646	$2,903	$2,535
U.S. GAAP operating margin (8)	40%	46%	40%	43%	40%
Non-GAAP operating margin (9)	48%	52%	48%	51%	49%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

For the year ended December 31, 2020, this represents a charge recorded in connection with the early extinguishment of our 3.875% senior unsecured notes and for the year ended December 31, 2019, this represents a charge recorded in connection with the early extinguishment of our 5.55% senior unsecured notes. These charges primarily related to a premium paid for early redemption. These charges are recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

For 2020 represents charitable donations made to the Nasdaq Foundation, COVID-19 response and relief efforts and social justice charities recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(6)

For the three months ended September 30, 2020 and years ended December 31, 2020 and 2019 a provision for notes receivable associated with the funding of technology development for the consolidated audit trail recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(7)

For 2020 primarily includes charges associated with duplicative rent and impairment of leasehold assets related to our global headquarters move recorded in occupancy and depreciation and amortization expense in our Condensed Consolidated Statements of Income, and the reversal of a regulatory fine issued by the SFSA recorded in regulatory expense in our Condensed Consolidated Statements of Income. The reversal of the regulatory fine is also included in the three months ended September 30, 2020 and duplicative rent and impairment of leasehold assets related to our global headquarters move is also included in the three months ended December 31, 2020 and September 30, 2020. For 2019 primarily includes a tax reserve for certain prior year examinations recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income, and certain litigation costs which are recorded in professional and contract services expense in our Condensed Consolidated Statements of Income.

(8)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(9)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
U.S. GAAP operating expenses	$470	$389	$386	$1,669	$1,518
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(26)	(26)	(25)	(103)	(101)
Merger and strategic initiatives (2)	(22)	(1)	(5)	(33)	(30)
Restructuring charges (3)	(12)	(11)	(9)	(48)	(39)
Extinguishment of debt (4)	—	—	—	(36)	(11)
Charitable donations (5)	—	—	—	(17)	—
Provision for notes receivable (6)	—	(6)	—	(6)	(20)
Other (7)	(4)	1	(12)	(12)	(22)

Total non-GAAP adjustments	(64)	(43)	(51)	(255)	(223)

Non-GAAP operating expenses	$406	$346	$335	$1,414	$1,295

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

For the year ended December 31, 2020, this represents a charge recorded in connection with the early extinguishment of our 3.875% senior unsecured notes and for the year ended December 31, 2019, this represents a charge recorded in connection with the early extinguishment of our 5.55% senior unsecured notes. These charges primarily related to a premium paid for early redemption. These charges are recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

For 2020 represents charitable donations made to the Nasdaq Foundation, COVID-19 response and relief efforts and social justice charities recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(6)

For the three months ended September 30, 2020 and years ended December 31, 2020 and 2019 a provision for notes receivable associated with the funding of technology development for the consolidated audit trail recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(7)

For 2020 primarily includes charges associated with duplicative rent and impairment of leasehold assets related to our global headquarters move recorded in occupancy and depreciation and amortization expense in our Condensed Consolidated Statements of Income, and the reversal of a regulatory fine issued by the SFSA recorded in regulatory expense in our Condensed Consolidated Statements of Income. The reversal of the regulatory fine is also included in the three months ended September 30, 2020 and duplicative rent and impairment of leasehold assets related to our global headquarters move is also included in the three months ended December 31, 2020 and September 30, 2020. For 2019 primarily includes a tax reserve for certain prior year examinations recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income, and certain litigation costs which are recorded in professional and contract services expense in our Condensed Consolidated Statements of Income.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	30.6	28.1	17.7
Nasdaq PHLX matched market share	13.5%	12.8%	15.9%
The Nasdaq Options Market matched market share	9.0%	9.6%	8.4%
Nasdaq BX Options matched market share	0.2%	0.2%	0.2%
Nasdaq ISE Options matched market share	7.6%	6.9%	9.1%
Nasdaq GEMX Options matched market share	6.4%	6.3%	4.2%
Nasdaq MRX Options matched market share	1.1%	0.9%	0.4%

Total matched market share executed on Nasdaq’s exchanges	37.8%	36.7%	38.2%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	275,686	256,478	401,078

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	10.5	9.9	6.8
Matched share volume (in billions)	115.4	123.7	79.5
The Nasdaq Stock Market matched market share	15.9%	18.0%	16.4%
Nasdaq BX matched market share	0.7%	0.8%	1.4%
Nasdaq PSX matched market share	0.6%	0.6%	0.6%

Total matched market share executed on Nasdaq’s exchanges	17.2%	19.4%	18.4%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	33.7%	32.0%	30.2%

Total market share (2)	50.9%	51.4%	48.6%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	961,924	819,751	625,833
Total average daily value of shares traded (in billions)	$5.9	$4.8	$4.5
Total market share executed on Nasdaq’s exchanges	79.4%	77.5%	76.1%

Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income volume ($ billions traded)	$1,650	$1,206	$1,796
Total average daily volume of Nasdaq Nordic and traded Nasdaq Baltic fixed income contracts	96,006	87,668	105,434
Commodities
Power contracts cleared (TWh) (3)	286	195	229

Corporate Platforms
Initial public offerings
The Nasdaq Stock Market	142	105	50
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	24	5	12
Total new listings
The Nasdaq Stock Market (4)	199	144	107
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	34	11	17
Number of listed companies
The Nasdaq Stock Market (6)	3,392	3,249	3,140
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	1,071	1,049	1,040

Investment Intelligence
Number of licensed exchange traded products (ETPs)	339	335	332
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$359	$313	$233

Market Technology
Order intake (in millions) (8)	$37	$84	$204
Annualized recurring revenues (in millions) (9)	$283	$278	$260

(1)	Includes Finnish option contracts traded on Eurex for which Nasdaq and Eurex have a revenue share arrangement.
(2)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including issuers that switched from other listing venues, closed-end funds and separately listed ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 412 ETPs as of December 31, 2020, 409 ETPs as of September 30, 2020, and 412 ETPs as of December 31, 2019.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.